UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      March 16, 2006

MSC Industrial Direct Co., Inc.

(Exact name of registrant as specified in its charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Maxess Road, Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (516) 812-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 16, 2006 (the “Effective Date”), MSC Industrial Direct Co., Inc. (the “Registrant”) entered into a severance agreement with Ross Anker (the “Agreement”) in connection with Mr. Anker’s resignation. Under the Agreement, Mr. Anker will receive the benefits described below in consideration of his providing the Company a standard general release and agreeing to and observing certain confidentiality, non-solicitation and non-competition obligations.

Pursuant to the Agreement, the Registrant shall provide Mr. Anker with severance installment payments totaling $323,000 during the period September 2006 to February 2007 (the “Severance Payment”) and a bonus payment of $675,000 payable in two installments (one in December 2007 and one in January 2008) (the “Bonus”). In addition, Mr. Anker returned to the Registrant for cancellation an aggregate of 4,280 restricted shares of the Registrant’s Class A Common Stock, and Mr. Anker has a 30-day period from the Effective Date to exercise an aggregate of 24,550 options to purchase shares of the Registrant’s Class A Common Stock, after which all remaining unexercised options shall terminate. The Registrant shall be entitled to reduce the amount of the Severance Payment then remaining to be paid by all base salary amounts paid or payable to Mr. Anker in respect of new employment obtained within one year from the Effective Date.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 16, 2006, Ross Anker, Senior Vice President of Product Management and Information Systems of the Registrant, submitted, and David Sandler, the Registrant’s Chief Executive Officer, accepted, Mr. Anker’s resignation as an officer of the Registrant effective March 16, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC Industrial Direct Co., Inc.

Date: March 16, 2006	By:		/s/ Shelley Boxer
		Name:	Shelley M. Boxer
		Title:	Vice President, Finance